Exhibit 99.6

For information contact:
Paul R. Flanders
FOR IMMEDIATE RELEASE	Chief Financial Officer
(315) 424-0513

CARROLS CORPORATION REPORTS FOURTH QUARTER 2003 RESULTS

SYRACUSE, NEW YORK (March 16, 2004) – Carrols Corporation reported that revenues for the fourth quarter ended December 31, 2003 increased to $160.9 million from $158.3 million in 2002 and that net income was $1.0 million compared to $2.4 million in the fourth quarter of 2002. For the year ended December 31, 2003 revenues were $645.0 million compared to $657.0 million in 2002 and net income was $3.9 million compared to $11.6 million in the prior year.

The Company reported that EBITDA (earnings before interest, income taxes, depreciation and amortization) was $18.7 million for the fourth quarter of 2003 compared to $20.0 million in 2002. For the year ended December 31, 2003, EBITDA was $74.7 million compared to $85.4 million for 2002.

Carrols reported that revenues from its Hispanic restaurant brands, which include the Taco Cabana and Pollo Tropical restaurant chains, increased 11.3% to $74.5 million in the fourth quarter from $66.9 million in 2002, and that EBITDA was $10.6 million compared to $11.3 million in 2002. Sales from the Company’s Burger King restaurants were $86.4 million in the fourth quarter of 2003 compared to $91.3 million in 2002 with sales at comparable units down 5.5%. EBITDA for the Company’s Burger King restaurants was $8.1 million in the quarter compared to $8.7 million in the prior year. For the full year, comparable unit sales decreased 7.2% for the Company’s Burger Kings.

Sales at Pollo Tropical, the Company’s Caribbean restaurant concept, increased 13.2% in the quarter to $28.3 million including a 9.6% increase in its comparable units. Sales at Taco Cabana, Carrols’ quick-casual Mexican concept, increased 10.3% in the quarter to $45.8 million including a 2.1% increase at its comparable units. In addition, the overall increase in sales reflected the opening of 10 new restaurants during the year including 8 Taco Cabana and 2 Pollo Tropical units. For the full year, comparable unit sales increased 2.3% for Pollo Tropical and declined 3.0% at Taco Cabana.

EBITDA for the Company’s Burger Kings decreased in 2003 as a result of a decline in sales, however the impact was minimized to the extent possible by very tight control over labor costs and with reductions in a number of discretionary expenses. In 2003, EBITDA for its Hispanic Brands reflected improved sales and operational performance at Pollo Tropical, however decreased on an overall basis, due to the comparable unit sales decline at Taco Cabana, increases in utility costs, and from an increase in rent expense of more than $2 million related to the company’s sale/leaseback of restaurant properties.

Alan Vituli, Chairman and CEO of Carrols stated, “Although 2003 financial results did not meet our objectives for the year, we were successful in implementing a number of changes at our Hispanic Brands which should further improve their prospects and future performance. As a result of changes in some of our product offerings, certain marketing initiatives and management changes, same store sales increased significantly in the fourth quarter at both Taco Cabana and Pollo Tropical. The effect of those changes have continued to impact comparable sales and profitability at both brands thus far in 2004.”

Vituli continued, “2003 was a year of great opportunity in the quick service hamburger restaurant industry. Many of our competitors were successful in responding to these opportunities. Unfortunately, the performance of our Burger King restaurants suffered during 2003 from the ineffectiveness of a number of unsuccessful system-wide marketing and product initiatives, many of which have been

Carrols Corporation • 968 James Street • PO Box 6969 • Syracuse, NY 13217 • Tel: (315) 424-0513 • Fax: (315) 475-9616

abandoned in the past few months. In February 2004 Burger King Corporation, the franchisor, announced a change in the advertising agency for the brand. In addition, the impending introduction of a number of large premium sandwiches and wholesome salad offerings should all make a strong contribution to restoring the profitability of our Burger King restaurants.”

Carrols Corporation is one of the largest restaurant companies in the U.S. operating 532 restaurants in 16 states as of December 31, 2003. It’s the largest franchisee of Burger King restaurants with 351 Burger Kings located in 13 Northeastern, Midwestern and Southeastern states. It also operates two regional Hispanic restaurant chains that operate or franchise more than 200 restaurants. Carrols owns and operates 121 Taco Cabana restaurants in Texas and Oklahoma, and franchises nine Taco Cabana restaurants. Carrols also owns and operates 60 Pollo Tropical restaurants in South and Central Florida, and franchises 24 Pollo Tropical restaurants in Puerto Rico (19 units), Ecuador and South Florida.

This report contains certain forward-looking statements that reflect management’s current expectations and are based upon currently available data; however, actual results are subject to future events, risks and uncertainties, which could cause actual results to differ materially from those projected in the forward-looking statements. Investors are referred to the full discussion of risks and uncertainties as contained in Carrols Corporation’s filings with the Securities and Exchange Commission.

This release will be followed by an investor conference call on Friday March 19, 2004 at 10:00 a.m. EST. To participate in the conference call, please dial (800) 283-1693 at least 10 minutes before the call (or 703-736-7227 for international callers). A replay of the conference call will be available through March 26, 2004, by dialing (888) 266-2081 (or 703-925-2533 for international callers). The Access Code is 417141 for the replay.

Carrols Corporation • 968 James Street • PO Box 6969 • Syracuse, NY 13217 • Tel: (315) 424-0513 • Fax: (315) 475-9616

Carrols Corporation

(unaudited)

(dollars in thousands)	Thirteen Weeks Ended December 31,		Fifty-Two Weeks Ended December 31,
	2003	2002	2003	2002
Revenues:
Burger King restaurants	$86,432	$91,341	$353,310	$380,119
Pollo Tropical restaurants	28,303	24,998	109,201	100,444
Taco Cabana restaurants	45,843	41,548	181,068	174,982
Franchise royalty income and fees	351	380	1,406	1,482

Total revenues	160,929	158,267	644,985	657,027

Cost of sales	46,059	45,147	181,182	183,976
Restaurant wages and related expenses	48,091	47,907	194,315	196,258
Other restaurant operating expenses	39,417	36,806	157,628	154,799
General and administrative	8,675	8,406	37,123	36,610
Depreciation and amortization	11,250	9,804	42,781	39,580

Total operating expenses	153,492	148,070	613,029	611,223

Income from operations	7,437	10,197	31,956	45,804

Interest expense	5,855	6,710	25,104	27,532

Income before income taxes	1,582	3,487	6,852	18,272

Provision for income taxes	606	1,114	2,903	6,668

Net income	$976	$2,373	$3,949	$11,604

EBITDA (1) by Operating Segment:
Burger King	$8,105	$8,721	$33,228	$40,123
Pollo Tropical	5,528	4,614	20,021	19,906
Taco Cabana	5,054	6,666	21,488	25,355

Total	$18,687	$20,001	$74,737	$85,384

Change in Comparable Restaurant Sales:
Burger King	(5.5)%	(6.3)%	(7.2)%	(1.3)%
Pollo Tropical	9.6%	( .9)%	2.3%	(4.2)%
Taco Cabana	2.1%	(3.4)%	(3.0)%	(.2)%

Total long-term debt at end of quarter (2)			$295,832	$360,914

(1)	Earnings before interest, income taxes, depreciation and amortization.
(2)	Outstanding debt at December 31, 2003 includes $170.0 million of subordinated notes due 2008, $124.1 million outstanding under the Company’s senior credit facility and $1.7 million related to capital leases and other long-term debt.

Carrols Corporation • 968 James Street • PO Box 6969 • Syracuse, NY 13217 • Tel: (315) 424-0513 • Fax: (315) 475-9616

Reconciliation of Non-GAAP Financial Measures

EBITDA is presented because we believe it is a useful financial indicator for measuring the ability to service and/or incur indebtedness. However, EBITDA should not be considered as an alternative to net income as a measure of operating results or to cash flows as a measure of liquidity in accordance with generally accepted accounting principles. A reconciliation of EBITDA to net income is as follows:

(dollars in thousands)	Thirteen Weeks Ended December 31,		Fifty-Two Weeks Ended December 31,
	2003	2002	2003	2002
EBITDA	$18,687	$20,001	$74,737	$85,384
Less: Depreciation and amortization expense	11,250	9,804	42,781	39,580
Interest expense	5,855	6,710	25,104	27,532
Provision for income taxes	606	1,114	2,903	6,668

Net income	$976	$2,373	$3,949	$11,604

- END -

Carrols Corporation • 968 James Street • PO Box 6969 • Syracuse, NY 13217 • Tel: (315) 424-0513 • Fax: (315) 475-9616